                                                                      EXHIBIT 11

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE



                                                                              YEARS ENDED AUGUST 31,
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   1999                    1998                1997
                                                                ---------               ---------            ---------
BASIC

  Net income                                                    $   6,901               $   9,732            $   6,656
  Weighted average shares outstanding (basic)     (1)               6,875                   7,120                6,929
                                                                ---------               ---------            ---------
  Basic earnings per share                                      $    1.00               $    1.37            $    0.96
                                                                =========               =========            =========

DILUTED

  Net income                                                    $   6,901               $   9,732            $   6,656
  Weighted average shares outstanding (basic)     (1)               6,875                   7,120                6,929
  Effect of dilutive securities (warrants and options)                325  (2)                634  (2)             752  (2)
  Weighted average shares outstanding (diluted)  (1)                7,200                   7,754                7,681
                                                                ---------               ---------            ---------
  Diluted earnings per share                                    $    0.96               $    1.26            $     .87
                                                                =========               =========            =========


(1) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been reflected herein.

(2) During 1999, 1998, and 1997 certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The options excluded by quarter are as follows:

                     QUARTER ENDED               OPTIONS EXCLUDED           OPTION PRICE RANGE
                     -------------               ----------------           ------------------
                    August 31, 1999                   176,700                 $ 7.42 - $23.75
                      May 31, 1999                    152,971                 $ 7.42 - $23.75
                   February 28, 1999                  707,036                 $ 6.91 - $23.75
                   November 30, 1998                  163,390                 $ 7.42 - $23.75
                    August 31, 1998                   355,250                $ 14.17 - $26.00
                      May 31, 1998                    182,500                $ 23.75 - $26.00
                   February 28, 1998                  183,222                $ 22.00 - $26.00
                   November 30, 1997                   15,000                          $26.00
                    August 31, 1997                     5,054                          $26.00